EXHIBIT 99

FOR IMMEDIATE RELEASE

               EMPIRE OF CAROLINA COMMENTS ON PROPOSED INVESTMENT

        Delray Beach, FL, May 8, 1997 -- Empire of Carolina, Inc. (AMEX: EMP) announced today that it has signed a definitive securities purchase agreement with private investors to invest up to $16 million for newly issued convertible preferred stock of Empire. The Company also reported that the investors, HPA Associates, LLC and EMP Associates LLC, have funded a $5 million bridge loan to provide the Company with additional liquidity during the period prior to the closing of the preferred stock investment. The bridge loan is repayable upon the closing of the preferred stock investment in accordance with the securities purchase agreement.

        The principals of HPA Associates, LLC, Charles S. Holmes and James J. Pinto, have substantial experience with investments in publicly traded companies. Mr. Holmes, along with other HPA employees, will provide the Company with financial and operational support to help continue the turnaround of the Company's manufacturing facility in Tarboro, North Carolina.

        Steven Geller, Chairman and Chief Executive Officer, commented, "We are excited to announce the signing of the agreement and the funding of the bridge loan. We remain committed to the turn-around of our manufacturing facility and improvements in our financial performance."

        The securities purchase agreement provides that the investors will purchase $11 million of newly issued convertible preferred stock on or before June 5, 1997, and that the Company may elect to sell an additional $5 million of the preferred stock to the investors within 180 days. The preferred stock, which bears no dividend, will be convertible into common stock at $1.25 per share and will vote on all matters on an as if converted basis. Upon funding of the bridge loan, the investors received 5 million warrants to purchase common stock at $1.375 per share, which warrants are forfeitable under certain circumstances if the $11 million preferred stock investment is not completed. If the Company elects to issue the additional $5 million of the preferred stock described above, the investors will be issued an additional 2.5 million warrants upon closing. Also pursuant to the securities purchase agreement, Charles Holmes and Lenore Shupeck will assume two of five seats on the Company's Board of Directors.

        Upon completion of the investment, the investors will own securities convertible into or exercisable for a substantial majority of the Company's outstanding stock. The Company also announced that it has adopted an amendment to its Stockholder Rights Agreement in order to facilitate the proposed investment.

        The preferred stock transaction is subject to certain closing conditions which are specified in the securities purchase agreement. The Company can give no assurance that the preferred stock transaction will be consummated, and, in the event that it is not consummated, there can

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be no assurance that cash generated from operations will be sufficient to fund the Company's continued operations.

        This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to various risks and uncertainties which could cause actual results to vary materially from those stated. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect actual results may vary materially from those anticipated, estimated, expected or projected. Such risks and uncertainties include the Company's ability to close the proposed transaction, the Company's ability to manage inventory production and costs, to meet potential increases or decreases in demand, potential adverse customer impact due to delivery delays including effects on existing and future orders, competitive practices in the toy and decorative holiday products industries, changing consumer preferences and risks associated with consumer acceptance of new product introductions, potential increases in raw material prices, potential delays or production problems associated with foreign sourcing of production and the impact of pricing policies including providing discounts and allowances. Certain of these as well as other risks and uncertainties are described in more detail in the Company's Registration Statement on Form S-1 filed under the Securities Act of 1933, Registration No. 333-4440, and the Company's Annual Report on Form 10-K for the year ended December 31, 1996. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

        Empire of Carolina, Inc. designs, develops, manufactures and markets a broad range of basic plastic children's toys. It's Holiday Products Division produces and markets decorative seasonal items including Christmas, Halloween and Easter illuminated products. The Company's full line of basic toys includes the Big Wheel(R) line of ride-on toys, Grand Champions(R) collectible horses, Buddy L(R) cars and trucks, and Power Driver(R) ride-ons.





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